Exhibit 99

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES, INC. RAISES FULL YEAR EARNINGS GUIDANCE

— Company confirms first quarter loss to be in line with previously announced guidance —

—Strong metallurgical coal pricing leads to increase in 2004 full year earnings estimate —

 — Jim Walter Resources’ Mine No. 5 to Remain Open Beyond 2004 —

(TAMPA, FLORIDA) April 6, 2004 – Walter Industries, Inc. (NYSE: WLT) announced today that it has raised its full year 2004 earnings guidance to $0.75 to $0.90 per share, which represents an increase of $0.15 per share from its previously announced earnings estimate range of $0.60 to $0.75 per share. The Company also announced that results for the first quarter would be within the originally predicted loss range of  $0.11 to $0.16 per share.

The higher full year earnings guidance is primarily due to strong increases in metallurgical coal pricing at Jim Walter Resources, the Company’s coal mining and natural gas operation. Recently executed 12-month contracts, which represent approximately 3.1 million tons of coal, include higher prices that will take effect in the second half of this year and continue through the first half of 2005.

In a related event, Jim Walter Resources announced that it would extend its coal production schedule for Mine No. 5 into 2005. The Company previously announced it would cease coal operations at the mine in late 2004. However, due to the favorable increases in metallurgical coal prices around the world, the Company will extend coal operations at Mine No. 5, thereby increasing the volume of coal production in 2004 and 2005.

“The significant demand for coal and the resulting increase in worldwide pricing provides us the confidence to raise our 2004 earnings estimates,” said Don DeFosset, Chairman and Chief Executive Officer of Walter Industries. “With respect to our core businesses, US Pipe’s price increases are holding, sales volumes are solid, and scrap pricing has recently leveled off.  Portfolio performance within our Financing business has been strong, thereby continuing its stable earnings generation. Within Homebuilding, 2004 will be a difficult year as the new leadership team takes the actions necessary to restore this operation to profitability. Taken together with our positive projections for coal mining, I am encouraged about our overall outlook.”

The earnings guidance presented herein excludes special items such as the Mine No. 5 closure costs. Additionally, total Mine No. 5 closure costs are likely to be slightly reduced due to the revised closure period.

Walter Industries, Inc. is a diversified company with revenues of approximately $1.3 billion.  The company is a leader in homebuilding, home financing, water transmission products and natural resources.  Based in Tampa, Florida, the company employs approximately 5,400 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President - Financial Services, at (813) 871-4404 or visit its web site at www.walterind.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, among others, changes in customers’ demand for the Company’s products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company’s mining operations, changes in customer orders, pricing actions by the Company’s competitors, the collection of receivables associated with working capital adjustments arising from sales of subsidiaries in 2003, potential changes in the mortgage backed capital market, and general changes in economic conditions.  Risks associated with forward-looking statements are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

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